UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/03/2004

Time Warner Telecom Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-30218

DE	841500624
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10475 Park Meadows Drive
Littleton, CO 80124
(Address of Principal Executive Offices, Including Zip Code)

303-566-1284
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 27, the Company filed a Form 8-K reporting the resignation of Mary Agnes Wilderotter as an independent director of the Company effective November 1, 2004. In accordance with Nasdaq Marketplace rule 4350 (d)(4), the Company notified The Nasdaq Stock Market that it would not be in compliance with the requirement of Rule 4350 (d)(2)(a) to have an audit committee composed of at least three independent members upon Ms. Wilderotter's resignation, and would not be in compliance until the Board of Director's identifies and elects a new independent director to the Board. On November 3, 2004, the staff of The Nasdaq Stock Market notified the Company that in accordance with Rule 4350 (d)(4), it will be provided a cure period until the earlier of the Company's next annual meeting, which is presently scheduled for June 16, 2005, or November 1, 2005 to regain compliance with this requirement. The staff also stated that if the Company does not regain complaince withint this period, the staff will provide the Company a written notice of delisting which the Company may appeal to a Listing Qualification Panel.

The nominating committee of the Baord of Directors is aware of the cure period within which it must conclude its work, and is currently seeking an appropriate nominee to fill the vacancy left by Ms. Wilderotter's resignation.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: November 09, 2004.	By:	/s/ Tina Davis
Tina Davis
VP and Deputy General Counsel